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                                                                    EXHIBIT 12.2


Exhibit 12(b)
AmSouth Bancorporation
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

                                             Three Months Ended                  Year Ended December 31,
                                               March 31, 1998     1997         1996         1995         1994        1993
                                             -------------------------------------------------------------------------------
EARNINGS
Net income                                        62,023         226,167      182,676      174,955      127,290     146,720
Applicable income taxes                           34,135         122,523      105,576      100,222       66,050      71,843
Fixed charges excluding interest on deposits      64,210         231,022      204,183      142,506      127,043      70,651
                                                 ---------------------------------------------------------------------------
Earnings excluding interest on deposits          160,368         579,712      492,435      417,683      320,383     289,214
Interest on deposits                             123,097         484,087      511,345      549,470      368,961     280,854
                                                 ---------------------------------------------------------------------------
Earnings including interest on deposits          283,465       1,063,799    1,003,780      967,153      689,344     570,068

COMBINED FIXED CHARGES AND
 PREFERRED DIVIDENDS
Interest on indebtedness                          60,718         217,424      190,095      129,926      111,453      58,472
Amortization of debt costs and interest
 component of rental payments                      3,492          13,598       14,088       12,580       15,590      12,179
Preferred stock dividends                            -0-             -0-           -0-         -0-           -0-         -0-
                                                 ---------------------------------------------------------------------------
Combined fixed charges and preferred dividends
 excluding interest on deposits                   64,210         231,022       204,183    142,506       127,043      70,651
Interest on deposits                             123,097         484,087       511,345    549,470       368,961     280,854
                                                 ---------------------------------------------------------------------------
Combined fixed charges and preferred dividends
 including interest on deposits                  187,307         715,109       715,528    691,976       496,004     351,505

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
 AND PREFERRED DIVIDENDS
Excluding interest on deposits                      2.50           2.51           2.41       2.93          2.52        4.09
Including interest on deposits                      1.51           1.49           1.40       1.40          1.39        1.62
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